Exhibit 99.1

	Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800

FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS NET INCOME OF $0.25 PER DILUTED SHARE FOR THE FOURTH QUARTER OF 2014

Company achieves record year for both Revenues and Operating Income

THE WOODLANDS, TX – FEBRUARY 12, 2015 – Newpark Resources, Inc. (NYSE: NR) today announced results for its fourth quarter and full year ended December 31, 2014. Total revenues for the fourth quarter of 2014 were $306.2 million compared to $297.0 million in the third quarter of 2014 and $246.9 million in the fourth quarter of 2013. Income from continuing operations for the fourth quarter of 2014 was $23.4 million, or $0.25 per diluted share, compared to $23.5 million, or $0.25 per diluted share, in the third quarter of 2014, and $10.5 million, or $0.11 per diluted share, in the fourth quarter of 2013.

Fourth quarter 2014 results include $1.5 million of pre-tax charges ($0.01 per diluted share) in Brazil, primarily associated with costs related to workforce reductions and the impairment of certain indirect tax assets.

For the full year 2014, total revenues were $1.118 billion compared to $1.042 billion in 2013. Income from continuing operations for 2014 was $79.0 million, or $0.84 per diluted share, compared to $52.6 million, or $0.56 per diluted share, in 2013.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are very pleased with the continuing strength in both operating segments, achieving another record quarter for consolidated revenues. The growth in U.S. fluids revenues continued, increasing 6% sequentially, benefiting from an unusually high volume of oil-based mud product sales. Meanwhile, seasonal improvements in Canada and growth in our EMEA region were largely offset by the impact of the strengthening U.S. dollar and expected declines in Brazil. Due to a higher volume of low margin product sales in the U.S., along with the $1.5 million of charges in Brazil, our Fluids segment margin declined to 9.4% for the quarter.

“Our mats business continued to perform exceptionally well, sustaining revenues above $45 million in the fourth quarter. The strength in rental demand throughout the quarter and a shift in our revenue mix from lower margin site preparation work to higher margin mats sales were key contributors to the operating margin improvements, which exceeded 50% in the fourth quarter.

“Meanwhile, our cash flow and liquidity position remain very strong heading into 2015. During the fourth quarter, our cash balances increased by $44 million, reflecting our strong operating performance and improvements in working capital,” concluded Howes.

Segment Results

The Fluids Systems segment generated revenues of $261.0 million in the fourth quarter of 2014 compared to $251.2 million in the third quarter of 2014 and $212.1 million in the fourth quarter of 2013. Segment operating income was $24.5 million (9.4% operating margin) in the fourth quarter of 2014, compared to $27.8 million (11.0% operating margin) in the third quarter of 2014, and $15.2 million (7.1% operating margin) in the fourth quarter of 2013.

The Mats and Integrated Services segment generated revenues of $45.1 million in the fourth quarter of 2014 compared to $45.7 million in the third quarter of 2014 and $34.9 million in the fourth quarter of 2013. Segment operating income was $23.0 million (50.9% operating margin) in the fourth quarter of 2014, compared to $20.5 million (44.9% operating margin) in the third quarter of 2014, and $15.2 million (43.7% operating margin) in the fourth quarter of 2013.

SONATRACH CONTRACT AWARD UPDATE

As previously announced, the Company has been awarded Lot 1 and Lot 3 of a recent restricted tender by Sonatrach to provide drilling fluids and related services in Algeria. The award remains subject to the execution of contract documents. On an annualized basis, the maximum value of the award represents an increase of approximately 165% over our 2014 revenue level with Sonatrach. The previous announcement indicated that this increase was more than 200%.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss fourth quarter 2014 results, which will be broadcast live over the Internet, on Friday, February 13, 2015 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (201) 689-8349 and ask for the Newpark conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through February 27, 2015 and may be accessed by dialing (201) 612-7415 and using pass code 13598838. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2013, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, the execution of the final contract documents with Sonatrach and Sonatrach's willingness to maintain their current drilling plans the impact of recent declines in oil prices, our customer concentration and cyclical nature of our industry, our ability to execute our business strategy and make successful business acquisitions and capital investments, operating hazards inherent in the oil and natural gas industry, our international operations, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.

Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share data)	2014	2014	2013	2014	2013

Revenues	$306,162	$296,964	$246,925	$1,118,416	$1,042,356

Cost of revenues	237,067	228,661	204,158	876,999	858,467

Selling, general and administrative expenses	30,390	28,754	24,112	112,648	93,657
Other operating expense (income), net	114	117	(3,688)	(1,827)	(4,213)

Operating income	38,591	39,432	22,343	130,596	94,445

Foreign currency exchange loss	638	1,221	737	108	1,819
Interest expense, net	2,360	2,321	3,229	10,431	11,279

Income from continuing operations before income taxes	35,593	35,890	18,377	120,057	81,347
Provision for income taxes	12,147	12,398	7,912	41,048	28,725
Income from continuing operations	23,446	23,492	10,465	79,009	52,622
Income from discontinued operations, net of tax	-	-	3,059	1,152	12,701
Gain from disposal of discontinued operations, net of tax	-	-	-	22,117	-

Net income	$23,446	$23,492	$13,524	$102,278	$65,323

Income per common share -basic:
Income from continuing operations	$0.29	$0.29	$0.12	$0.95	$0.62
Income from discontinued operations	-	-	0.04	0.28	0.15
Net income	$0.29	$0.29	$0.16	$1.23	$0.77

Income per common share -diluted:
Income from continuing operations	$0.25	$0.25	$0.11	$0.84	$0.56
Income from discontinued operations	-	-	0.03	0.23	0.13
Net income	$0.25	$0.25	$0.14	$1.07	$0.69

Calculation of Diluted EPS:
Income from continuing operations	$23,446	$23,492	$10,465	$79,009	$52,622
Assumed conversion of Senior Notes	1,283	1,294	1,110	5,091	5,005
Adjusted income from continuing operations	$24,729	$24,786	$11,575	$84,100	$57,627

Weighted average number of common shares outstanding-basic	82,225	82,055	85,669	82,999	85,095
Add: Dilutive effect of stock options and restricted stock awards	1,492	1,550	1,738	1,733	1,767
Dilutive effect of Senior Notes	15,682	15,682	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	99,399	99,287	103,089	100,414	102,544

Diluted income from continuing operations per common share	$0.25	$0.25	$0.11	$0.84	$0.56

Newpark Resources, Inc.

Operating Segment Results

(Unaudited)	Three Months Ended
	December 31,	September 30,	December 31,
(In thousands)	2014	2014	2013

Revenues
Fluids systems	$261,029	$251,234	$212,069
Mats and integrated services	45,133	45,730	34,856
Total revenues	$306,162	$296,964	$246,925

Operating income (loss)
Fluids systems	$24,533	$27,756	$15,158
Mats and integrated services	22,959	20,541	15,228
Corporate office	(8,901)	(8,865)	(8,043)
Total operating income	$38,591	$39,432	$22,343

Segment operating margin
Fluids systems	9.4%	11.0%	7.1%
Mats and integrated services	50.9%	44.9%	43.7%

Newpark Resources, Inc.

Consolidated Balance Sheets

(Unaudited)
	December 31,	December 31,
(In thousands, except share data)	2014	2013

ASSETS
Cash and cash equivalents	$85,052	$65,840
Receivables, net	318,600	268,529
Inventories	196,556	189,680
Deferred tax assets	11,013	11,272
Prepaid expenses and other current assets	12,615	11,016
Assets of discontinued operations	-	13,103
Total current assets	623,836	559,440

Property, plant and equipment, net	283,361	217,010
Goodwill	91,893	94,064
Other intangible assets, net	15,666	25,900
Other assets	5,366	6,086
Assets of discontinued operations	-	65,917
Total assets	$1,020,122	$968,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$11,648	$12,867
Accounts payable	108,242	88,586
Accrued liabilities	53,342	46,341
Liabilities of discontinued operations	-	5,957
Total current liabilities	173,232	153,751

Long-term debt, less current portion	172,498	172,786
Deferred tax liabilities	37,694	27,060
Other noncurrent liabilities	11,240	11,026
Liabilities of discontinued operations	-	22,740
Total liabilities	394,664	387,363

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 99,204,318 and 98,030,839 shares issued, respectively	992	980
Paid-in capital	521,228	504,675
Accumulated other comprehensive loss	(31,992)	(9,484)
Retained earnings	262,616	160,338
Treasury stock, at cost; 15,210,233 and 10,832,845 shares, respectively	(127,386)	(75,455)
Total stockholders’ equity	625,458	581,054
Total liabilities and stockholders' equity	$1,020,122	$968,417

Newpark Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)	Twelve Months Ended December 31,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$102,278	$65,323
Adjustments to reconcile net income to net cash provided by operations:
Impairment charges	-	176
Depreciation and amortization	42,030	44,198
Stock-based compensation expense	12,304	9,699
Provision for deferred income taxes	(2,328)	(7,832)
Net provision for doubtful accounts	1,252	416
Gain on sale of a business	(33,974)	-
Gain on sale of assets	(1,369)	(3,178)
Excess tax benefit from stock-based compensation	(1,278)	(2,146)
Change in assets and liabilities:
(Increase) decrease in receivables	(53,494)	32,172
(Increase) decrease in inventories	(14,136)	16,431
(Increase) decrease in other assets	(546)	4,574
Increase (decrease) in accounts payable	23,606	(17,733)
Increase in accrued liabilities and other	14,828	9,803
Net cash provided by operating activities	89,173	151,903

Cash flows from investing activities:
Capital expenditures	(106,973)	(67,929)
Proceeds from sale of property, plant and equipment	3,205	1,313
Proceeds from sale of a business	89,766	13,329
Business acquisition, net of cash acquired	-	(6,776)
Net cash used in investing activities	(14,002)	(60,063)

Cash flows from financing activities:
Borrowings on lines of credit	62,164	254,390
Payments on lines of credit	(62,445)	(328,086)
Principal payments on notes payable and long-term debt	(55)	(25)
Proceeds from employee stock plans	3,442	8,328
Post-closing payment for business acquisition	(412)	-
Purchases of treasury stock	(53,130)	(9,281)
Excess tax benefit from stock-based compensation	1,278	2,146
Net cash used in financing activities	(49,158)	(72,528)

Effect of exchange rate changes on cash	(6,801)	(318)

Net increase in cash and cash equivalents	19,212	18,994
Cash and cash equivalents at beginning of year	65,840	46,846

Cash and cash equivalents at end of year	$85,052	$65,840

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